Exhibit 4.14

QS2021	Contract No.: Xiangrong 202184008

Project Finance Loan Contract

Certified as correct with the original
Checker: Shang Wenhao, Gao
Chuanbo

Borrower: Youxu New Energy Technology (Zibo) Co., Ltd.（seal）

QISHANG BANK

1/32

Important notes for signing up

In order to safeguard your legitimate rights and interests, please read the following matters carefully before signing this contract:

I. Please check and confirm the following matters again before signing the contract:

(a) You have the right to sign this contract and are aware of the rights and obligations after signing this contract; if the consent of others is required by law, you have obtained sufficient legal authorization;

(b) You will voluntarily enter into and perform this contract in good faith and in accordance with the principles of honesty and credit;

(c) You have carefully read and fully understood the terms and conditions of the contract and have paid particular attention to the contents therein regarding the assumption of liability, the exclusion or limitation of the other party’s liability, and the bolded portions of the typeface;

(d) You have fully understood the meaning of the terms of the contract and the corresponding legal consequences, and are willing to be bound by these terms;

(e) You have been confirmed that any fraud, breach of contract are subject to legal liability.

II. The text of this contract is only a model text for the purpose of providing convenient credit for financial consumers. In order to fully respect and protect the rights and interests of consumers, there is a blank line in the special agreement clause of the contract, and “Other Amendments and Agreements”/Additional Supplementary Agreements are added to the contract for the parties to make amendments, additions or deletions to the contract.

III. Please use a pen or a signature pen to neatly fill in or print the content you need to fill in. This contract should be filled in the elements of complete, clear and neat handwriting, redundant and unsubstantial spaces can be crossed out, slash “/” or stamped “this column line blank / the following blank” seal.

IV. If you have any questions about this contract, be sure to consult with Qishang Bank branches at all levels before signing.

2/32

In order to clarify the rights and obligations of both parties, abide by the credit, according to the relevant laws and regulations of the People’s Republic of China, the two sides by equal consultation to enter into this contract, in order to comply with.

Article 1 Definitions and Interpretation

Unless otherwise agreed in writing by the contracting parties, the following terms of this contract will be defined and interpreted as follows:

I. “Project Finance Borrowing” means a borrowing in local or foreign currency financing applied for by a Borrower from a Lender for the purpose of the Borrower’s construction of one or a group of large-scale production units, infrastructure, real estate or other projects, including refinancing borrowings in local or foreign currency in respect of a project in progress or already under construction.

II. The “Claim” or “Principal Claim” means the claim (including principal, interest, penalty, compound interest, damages for breach of contract, and expenses for the realization of the claim by the creditor, etc.) of the Borrower (the Debtor) on the financing provided by the Lender (the Creditor) under this Contract upon the Lender’s approval after examination. The claims against the Borrower owned by the Lender under this Contract correspond to the content of the Borrower’s debt to the Lender under this Contract.

“Costs incurred by the creditor in realizing the claim” means litigation (arbitration) fees, notary’s fees, attorney’s fees, travel expenses, preservation fees, execution fees, appraisal fees, auction fees, service fees, publication fees, registration fees, and other costs incurred in the realization of the claim, paid by the Borrower when realizing the claim by way of litigation, arbitration, or applying for a certificate of execution from a notary public.

III. The following terms in article V of this contract are defined and interpreted as follows:

“Fixed Rate” means a rate of interest that remains unchanged for the term of the Borrowing.

“Floating interest rate” means an interest rate that varies over the term of the borrowing according to the periodicity and magnitude agreed upon by the Borrower and the Lender.

“Floating cycle” means the frequency of change in the borrowing rate agreed between the Borrower and the Lender. During a floating cycle, the borrowing rate is determined by the pricing prime rate in accordance with the contractually agreed pricing method, and the borrowing rate remains unchanged during the floating cycle; at the expiration of a floating cycle and entering into the next floating cycle, the borrowing rate is determined by the pricing prime rate of the new floating cycle in accordance with the contractually agreed pricing method, and the borrowing rate remains unchanged during the floating cycle.

“LPR” means the loan market quotation rate on T-1, which is calculated and published by the National Interbank Offered Rate Center authorized by the People’s Bank of China. Where “T” is the date on which the LPR is determined and “T-1” is the business day preceding that date.

“Central Bank Benchmark RMB Lending Rate” means the benchmark RMB lending rate announced by the People’s Bank of China for the day.

“SHIBOR” means the Shanghai Interbank Offered Rate calculated and published by the National Interbank Offered Rate Center on the same day.

“LIBOR” refers to the London Interbank Offered Rate in the financial market on T-2, and the currencies include the U.S. dollar, the euro and the Japanese yen. Where “T” is the actual date of issuance of the loan, “T-2” is the actual date of issuance of the loan of the first two working days, the same below.

3/32

“HIBOR” means Hong Kong Interbank Offered Rate in the Hong Kong financial market on T-2.

IV. “Material Transaction” as agreed in Article 13 of this Contract means (including but not limited to): any transaction which is determined to take place or has the potential to seriously affect the Borrower’s basic corporate structure, changes in shareholders of the Company, contingent liabilities, cash flow, profitability, the Company’s core trade secrets, the Company’s core competitiveness, the Company’s important assets, the Company’s ability to repay its debts, or any other transaction which the Lender and/or the Borrower considers to constitute a Material Transaction. Debt, ability to repay debt, ability to fulfill this contract, or any other transaction that the Lender and/or the Borrower deems to be a material transaction.

V. The “Material Event” as agreed in Article 13 of this Contract means (including but not limited to): any identified or potential event that will seriously affect the ability of the Borrower’s senior management to perform their duties, the hiring and termination of employees engaged in the Company’s core business, the Company’s core trade secrets, the Company’s core competitiveness, the Company’s basic structure, the Company’s ability to fulfill this Contract, and the Lender and/or the Borrower’s ability to fulfill this Contract. Changes in shareholders, contingent liabilities of the Company, the survival of the Company, the legality of the Company engaging in its business, the stability of the Company, the development of the Company, the profitability of the Company, the ability of the Company to repay its debts, the ability of the Company to perform this Contract, and any other event which, in the opinion of the Lender and/or the Borrower, constitutes a Material Event.

Article 2 Currency and amount of the loan

See Article 24, Special Agreement Clause III(a) of this contract.

Article3 Purpose of borrowing

The purpose of borrowing is usually for the construction of one or a group of large-scale production units, infrastructures, real estate projects or other projects, including the refinancing of projects under construction or already constructed; the specific purpose of borrowing under this Contract is set out in Clause III(b) of the Special Agreement in Article 24 of this Contract; the Borrower shall not divert the borrowing for other purposes without the written consent of the Lender, including but not limited to the Borrower shall not use the borrowing for stock and other securities investment, and shall not be used for any projects that are prohibited by laws, regulations, regulatory provisions, national policies or projects that have not been approved in accordance with the law, as well as projects and purposes that are prohibited to be invested with bank loans.

Article 4 Borrowing period

See Article 24 of this contract, Special Agreement Clause III (c).

From the date of actual withdrawal or, in the case of installment withdrawals, from the date of the first actual withdrawal. The starting and ending dates of the borrowing period are as stated in the loan documents.

Article 5 Rate of interest on borrowings and accrual of interest

I. The specific agreement on the interest rate of the loan is set forth in Article 24, special agreement IV of this Contract.

4/32

II. Daily interest rate = annualized interest rate / 360 (360 days for Renminbi, market practice for other currencies), Monthly interest rate = annualized interest rate / 12.

III. If a fixed interest rate is adopted, the borrowing rate remains unchanged for the term of the borrowing. If a floating rate is adopted, the borrowing rate pricing formula is as follows: plus or minus floating points is to add or subtract floating percentage points to the borrowing pricing prime rate to determine the borrowing rate.

IV. If a floating interest rate is adopted, the interest rate on the borrowing is determined in accordance with the pricing prime rate and pricing formula on the actual date of disbursement of the borrowing and the interest rate adjustment date. The fixed date of each calendar month, quarter, half-year or year from the date of disbursement of the loan is taken as the interest rate adjustment date, which is adjusted accordingly with the adjustment of the pricing prime rate, and the interest rate is calculated in segments. If the pricing prime rate is adjusted during the borrowing period, the Borrower will not be notified again. In the event that the benchmark interest rate is canceled by the state or is no longer published in the market, the Lender has the right to re-determine the borrowing interest rate and then notify the Borrower in accordance with the national interest rate policy during the same period, in accordance with the principle of fairness and good faith and with reference to the industry practice, interest rate situation and other factors. If the Borrower has any objection, he shall promptly consult with the Lender. If the negotiation fails within five working days from the date of the notice issued by the Lender, the Lender shall have the right to collect the loan in advance, and the Borrower shall immediately settle the remaining principal and interest of the loan.

V. In the case of sub-divided borrowings, a uniform interest rate pricing formula is adopted, and the pricing prime rate for each sub-divided borrowing is determined by using the pricing prime rate applicable to the first borrowing on the actual date of disbursement of each borrowing (or the date of the interest rate adjustment, if any) as the criterion for determining the pricing prime rate.

VI. Calculation of Interest on Borrowings. Interest on the principal amount of the loan in local and foreign currencies shall begin to accrue from the date the Lender transfers it to the Borrower’s account in accordance with this Contract. Daily accrued interest on the borrowing = the balance of the borrowing on that day x the daily interest rate. The specific agreement on the method of interest settlement is set out in Article 24 of this Contract, Special Agreement Clause VI (a).

VII. The penalty interest rate is set at a certain percentage above the borrowing rate. If the borrowing interest rate is fixed, the penalty interest rate is also fixed; if the borrowing interest rate is floating, the penalty interest rate is also floating, and its fluctuation cycle is consistent with the adjustment cycle of the borrowing interest rate.

If the Borrower does not use the loan according to the purpose agreed in this contract, from the date of misappropriation, the Lender has the right to charge penalty interest on the misappropriated loan, and the penalty interest rate is 100% above the borrowing rate; the Borrower fails to repay the loan on time and fails to reach an agreement with the Lender on extension of the loan i.e., the Borrower’s loan is overdue, from the date of overdue, the Lender has the right to charge penalty interest on the overdue loan, and the penalty interest rate is 50% above the borrowing rate on the borrowing rate. The Lender shall have the right to charge compound interest on interest not paid on time (including interest before and after the maturity of the loan, misappropriation penalty interest and overdue penalty interest) at the overdue penalty interest rate agreed in this contract. If the same loan is both overdue and not utilized for the purpose agreed in the contract, the penalty interest rate shall be calculated at the higher rate.

Penalty interest and compound interest will be charged in accordance with the repayment of interest on the loan as agreed in this contract.

5/32

Article 6 Preconditions for drawdown

I. The Borrower may apply to the Lender for the issuance of a loan hereunder only after the Borrower has satisfied each of the following conditions precedent to withdrawal required by the Lender.

(a) The Borrower has served the Lender with the following documents, the circumstances set forth in the documents have not changed and are continuing to be valid, or the Borrower has provided an explanation and justification of the change that is satisfactory to the Lender.

1. A copy of the Borrower’s legally valid business license, current and valid articles of incorporation, legal representative’s identification and identity card

2. a list of the directors and officers of the Borrower in connection with the matters hereunder and specimens of their respective signatures

3. the resolution of the board of directors or shareholders’ meeting of the Borrower agreeing to apply to the Lender for a loan hereunder or other documents deemed necessary by the Lender

4. Project feasibility study report, environmental and social impact assessment report and approval documents related to the project required by the Lender for fixed asset loans, etc.

5. Borrower’s signed loan application, withdrawal application and relevant documents certifying the purpose of the loan

(b) At the time of borrowing and during the subsistence period of the borrowing, the project is in compliance with national laws and regulations on environment, health, safety and social security, and is in compliance with the relevant national policies on industry, land, environmental protection, energy, resources, urban planning policies and investment management, and has fulfilled the lawful management procedures of the project in accordance with the relevant national regulations and the requirements of the Lender.

(c) The ratio of project capitalization is in line with national regulations and the source of project funding is clear and guaranteed; before the loan is issued, the capitalization of the project in the same proportion as the loan to be issued is in place in full and is used in conjunction with the loan, and the actual progress of the project is matched with the amount already invested.

(d) The representations and undertakings made by the Borrower in Article 11 hereof are continuously true and valid; no Event of Default or Potential Event of Default has occurred on or prior to the date of application for lending.

(e) The Borrower has completed the IOU or loan certificate related to the lending. The debit note or loan certificate is an integral part of this Contract and has the same legal effect as this Contract. In case of any inconsistency between the borrowing amount, borrowing period and borrowing interest rate under this Contract and the record in the debit note or borrowing certificate, the record in the debit note or borrowing certificate shall prevail.

(f) The Borrower has good credit standing and no major adverse records; if the Borrower is a new seeker, its controlling shareholders should have good credit standing, no major adverse records, legal and compliant production and operation, and have the main qualifications and business qualifications compatible with the invested project.

(g) This contract and its annexes have entered into force.

6/32

(h) Any other prerequisites for withdrawal required by the Lender.

II. The performance of the Lender’s obligations hereunder is subject to the fulfillment of the conditions precedent for withdrawal as agreed in paragraph I of this Article. The Lender has the right to unilaterally decide to reduce or waive part of the conditions precedent for withdrawal, and the Borrower or the Guarantor may not rely on such conditions as a defense against the Lender.

III. The Lender has the right to appropriately adjust the loan disbursement based on whether the financing project satisfies the provisions of relevant laws, regulations and policies and the prerequisites for withdrawal required by the Lender, the signing of the corresponding guarantee contract under this Contract and the time of the guarantee formalities.

IV. The Borrower hereby agrees that: after the signing of this contract, if any of the Borrower’s withdrawals fails to satisfy the conditions precedent for withdrawal or the conditions for payment of the borrowed funds as agreed in this contract, the Lender shall have the right to stop lending, stop payment of the borrowed funds, or to terminate this borrowing contract, and shall not be ticked into the Lender’s performance defects, and the responsibility or loss arising therefrom shall be borne by the Borrower itself. The Lender shall notify the Borrower of the termination of the contract, and this contract shall be terminated on the date on which the notice of termination is served on the Borrower in the agreed manner.

V. If, after the Lender’s review, the Borrower satisfies the conditions precedent for withdrawal under this Contract, the Lender shall pay the borrowed funds in accordance with Article 7 of this Contract.

Article 7 Account Monitoring and Disbursement of Borrowed Funds

In accordance with the relevant national laws and regulations and the requirements of the regulatory system, the Borrower undertakes to have fulfilled the prerequisites for withdrawals agreed in this contract before applying for the disbursement of the Borrower’s funds, and to accept the Lender’s supervision of the use of the Borrower’s funds in accordance with the agreed purposes. The Lender has the right to supervise and control the basic deposit account, general deposit account, special deposit account, special loan disbursement account, repayment reserve account and project income account opened by the Borrower, and to supervise and control the disbursement of the borrowed funds, payment, repayment of the borrowed funds and project income in accordance with the contractual agreement.

I. Account Monitoring

(a) Borrowing disbursement accounts

If the Lender requires the Borrower to open a loan disbursement account, the Borrower agrees to apply for the loan disbursement and payment agreed in this Contract shall be handled through the loan disbursement account, and the loan disbursement account shall be exclusively used for disbursement of the loan agreed in this Contract and payment of the funds, etc., and may not be used for other purposes other than those agreed herein such as payment of the funds or settlement of funds, and shall not be open to the external payment function of the Internet bank. The specific agreement of the loan disbursement account designated by the Borrower to be opened with the Lender is set out in Article 24 of this Contract, Special Agreement Clause V(c), and the Borrower irrevocably authorizes the Lender to transfer the money directly to this account.

(b) Repayment of reserve accounts

If the Lender requires the Borrower to open a repayment reserve account, the Borrower agrees to open a repayment reserve account, and the repayment reserve account shall not be opened for the external payment function of the Internet bank: for specific agreement on the account information, please refer to Article 24, Special Agreement Clause V (c).of this Contract.

7/32

(c) Project income account

The Borrower irrevocably undertakes that all Project Revenues go into the Project Revenue Account opened with the Lender; the account information is specifically agreed upon in Clause V (c) of the Special Agreement in Article 24 of this Contract.

Funds committed by the Borrower into the Project Income Account, the Lender shall have the right to debit the principal and interest of the Borrower on time in accordance with this Contract, and the Lender shall have the right to supervise the Borrower’s external settlement and payment in accordance with the pre-agreed conditions and methods, and the Project Income Account shall not be opened for the external payment function of the Internet bank.

2. The Lender has the right to carry out dynamic monitoring of the Project Income Account, and when there is any abnormality in the flow of funds in the Account, the Borrower shall explain the reasons as required by the Lender, and the Lender has the right to take corresponding measures in accordance with the agreement of paragraph 2 of Article 14 of this Contract.

Funds committed by the Borrower into the Project Income Account, the Lender shall have the right to debit the principal and interest of the Borrower on time in accordance with this Contract, and the Lender shall have the right to supervise the Borrower’s external settlement and payment in accordance with the pre-agreed conditions and methods, and the Project Income Account shall not be opened for the external payment function of the Internet bank.

2. The Lender has the right to carry out dynamic monitoring of the Project Income Account, and when there is any abnormality in the flow of funds in the Account, the Borrower shall explain the reasons as required by the Lender, and the Lender has the right to take corresponding measures in accordance with the agreement of paragraph 2 of Article 14 of this Contract.

II. Borrowing Drawdown Plan

(a) Lump-sum disbursement of funds

(b) If the expenditure is divided into several installments, the specific agreement on the expenditure plan shall be shown in Article 24 of this contract, Special Agreement Clause V(a).

The Borrower shall apply to the Lender for a drawdown three business days prior to the date of each drawdown or at such other time as the Lender may request in writing.

(c) If the Borrower fails to draw down the Borrowing in accordance with the above agreed installment period, the Lender shall have the right to require the Borrower to pay the current due

One ten thousandth of the borrowed amount when drawn down as a default penalty.

(d) Subject to compliance with the conditions precedent to drawdown as set forth in Article VI hereof, Lender shall disburse the Borrowed Funds in accordance with Article 7 hereof.

(e) The Lender has the right to appropriately adjust the borrowing sub-utilization plan based on whether the borrowing project satisfies the provisions of relevant laws, regulations and policies and the prerequisites for withdrawal agreed in this Contract, the conditions for disbursement of the borrowing funds, the signing of the corresponding guarantee contract herein and the time of handling the guarantee procedures as well as any other factors that the Lender deems necessary.

(f) If the loan is used in several installments, the same maturity date is applied, i.e., the maturity date of the loan determined by the loan debit or loan certificate of the first lending is the same maturity date for each installment of the loan issued separately.

(g) In the event that the Lender closes the loan early in accordance with the circumstances set forth herein, the maturity date of the loan shall be deemed to be advanced accordingly.

8/32

III. Disbursement of borrowed funds

(a) The Lender is authorized to manage and control the disbursement of the Borrowed Funds by means of a payment entrusted to it by the Lender or by the Borrower itself.

1.“Lender Fiduciary Disbursement” means that the Borrower authorizes the Lender to disburse the Borrowed Funds to the Borrower’s Counterparties for the purposes agreed upon herein.

If the Lender’s fiduciary payment method is adopted, before the disbursement of the Borrowed Funds, the Borrower shall provide the relevant transaction information that conforms to the purposes agreed in this Contract, and after the Lender’s examination and approval, the Borrowed Funds shall be paid in a timely manner through the Borrower’s account to the Borrower’s counterparty.

In the case of adopting the Lender’s fiduciary payment method, if the borrowed funds are returned after the borrowed funds are paid to the Borrower’s counterparty due to the underlying transaction contract being revoked, canceled or invalidated, the Lender shall have the right to collect the loan ahead of time in accordance with the agreement of Article 12 of this Contract with respect to such returned borrowed funds.

If the Lender’s fiduciary payment method is adopted, the Lender may require the Borrower, the independent intermediary and the contractor, etc. to jointly check the progress of the equipment construction or engineering construction when it deems it necessary, and make the payment of the borrowed funds according to the joint visa order issued and in compliance with the agreed conditions of this contract.

2 “Borrower Self-Payment” means that after the Lender has disbursed the Borrowed Funds into the Borrower’s account, the Borrower will pay the Borrower to the Borrower’s counterparty who meets the agreed purposes of this Contract.

If the Borrower’s own payment method is adopted, the Borrower shall regularly report the payment of the borrowed funds to the Lender in summary, and the Lender verifies whether the payment of the borrowed funds is in line with the agreed purpose through account analysis, voucher checking and on-site investigation.

(1) Consistency of the Borrower’s actual disbursement list with the scheduled disbursement list

(2) Whether the Borrower’s actual payment exceeds the agreed upon Borrower-directed payment standard

(3) Whether the Borrower’s actual payments are consistent with the agreed-upon purpose of the loan

(4) Whether the Borrower is in a position to circumvent the Lender’s fiduciary payments, such as by making a lump sum payment

(5) Other elements to be reviewed

(b) Disbursement of borrowed funds with a single amount exceeding 5% of the total investment in the project or exceeding RMB 5 million shall be made by way of entrusted payment by the Lender.

(c) In the process of loan issuance and payment, the Borrower shall supplement the conditions of loan issuance and payment upon the Lender’s request if any of the following circumstances occurs, and the Lender shall have the right to adopt stricter conditions of loan issuance and payment, and shall have the right to stop the issuance and payment of the borrowed funds, and to take corresponding measures in accordance with the agreement of paragraph II of Article 14 of this Contract.

1. Decline in creditworthiness

2. Failure to pay the borrowed funds as agreed in this contract

9/32

3. Project progress lags behind the utilization of funds

4. Violation of this contract to circumvent the Lender’s fiduciary payment by lump sums

Article 8 Repayment of principal and interest on borrowings

I. The specific agreement on the repayment of the principal and interest of the loan under this contract is set forth in Article 24, Special Agreement Clause VI of this contract.

II. The Borrower shall return to the Lender the principal of and interest on the loan under this Contract in full and on time on the Repayment Date and Interest Payment Date as agreed in this Contract.

III. If the Borrower fails to repay the loan under this Loan Contract on time and needs to roll over the repayment, it shall submit a written application for loan rollover to the Lender 30 working days prior to the maturity of such loan. If the Lender reviews and agrees, the two parties shall sign a separate Loan Extension Agreement as a supplementary agreement to this Contract.

IV. Early repayment

The Borrower shall repay the principal amount of the Borrowing and the interest thereon on the date agreed upon herein.

If the Borrower requests early partial or full repayment of the principal and interest of the loan, he shall notify the Lender in writing at least 15 working days in advance and obtain the Lender’s consent. With the consent of the Lender, after the Borrower has returned part of the principal and interest of the Borrowing in advance, the Borrower shall negotiate with the Lender to determine the number of repayment periods, repayment time and repayment amount thereafter. Interest shall be charged on the principal amount of the loan returned in advance according to the actual period of use and at the borrowing rate agreed in this contract. The Lender shall not adjust the interest charged on the loan prior to the early repayment.

If the Borrower requests early repayment, the Lender has the right to require the Borrower to pay a default penalty of 5% of the early repayment amount.

Article 9 Sponsorship

I. The information of the guarantee contract of this contract is specifically agreed in the special agreement clause VII of Article 24 of this contract.

II. In addition to the signed guarantee contract mentioned above, if the Borrower or the Guarantor suffers from any event that the Lender considers may affect its performance ability, or the guarantee contract is recognized as invalid, revoked or cancelled, or the Borrower or the Guarantor’s financial condition deteriorates or it is involved in major litigation or arbitration cases, or for any other reasons that may affect its performance ability, or the Guarantor is in default under the guarantee contract or any other contract with the Lender , or the value of the collateral is weakened or lost due to depreciation, destruction, loss or seizure of the collateral, the Lender shall have the right to demand, and the Borrower shall be obliged to provide, a new guarantee, replacement of the guarantor, etc., to secure the obligations hereunder, and the Borrower shall cooperate with the Lender upon the Lender’s request.

III. The Lender shall have the right to suspend the performance of its obligations under this contract, such as lending, until the conclusion of the guarantee contract and the completion of the guarantee formalities under this contract.

10/32

Article 10 Rights and obligations of the parties

I. Rights and obligations of Lenders

(a) The human right to credit

1. The right to request the Borrower to provide all information related to the loan and to understand the production, operation and financial status of the Borrower.

2. The right to supervise the use of the loan and make requests; the right to require the Borrower to return the principal and interest of the loan on schedule; the right to unilaterally decide to collect the loan in advance based on the return of the Borrower’s funds.

3. In the event of exchange rate fluctuations and other circumstances that the Lender considers likely to affect the security of its claims, the Borrower is obliged to provide additional guarantees such as deposits as required by the Lender, or to implement other risk mitigation measures recognized by the Lender.

4. the rights authorized by Borrower to Lender in this Contract.

5. The right to assign all or any part of the Claims hereunder at any time (without the need to seek the consent of the Borrower), and the right to disclose such information about the Borrower to any existing or prospective assignee or related person as it deems necessary; and the assignment of the Claims shall be notified in the manner agreed upon herein as “Documents, Communications, Notices, and Delivery”.

6. Be entitled to other rights stipulated by laws, regulations and rules or agreed in this contract.

(b) Lender obligations

1. Disbursement and disbursement of the Borrowed Funds as agreed herein (except for delays or failure to meet the Lender’s required conditions precedent for disbursement of the Borrowed Funds caused by the Borrower or other reasons not attributable to the Lender).

2. To keep the debt, financial, production and business situation of the Borrower confidential, except for the following circumstances

(1) Laws and regulations

(2) Regulatory agency regulations or requirements

(3) Disclosure to the Lender’s cooperating party, etc.

II.Rights and obligations of Borrowers

(a) The Borrower shall have the following rights

1. The right to withdraw and use the entire loan as agreed in this contract.

2. The right to require the Lender to assume the obligation of confidentiality with respect to the information provided by the Lender in accordance with this contract.

(b) Borrower obligations

1. Shall truthfully provide the documents and information requested by the Lender, as well as all account opening banks, account numbers and deposit and loan balances, and cooperate with the Lender’s investigation, examination and inspection.

2. Accepting the Lender’s supervision of its use of credit funds and related production and operation and financial activities; when the borrowings under this contract are used for the construction of the project, cooperating with the Lender’s supervision and inspection of the project, and taking reasonable processing measures in a timely manner in respect of the Lender’s suggestions or requirements.

3. The borrowings shall be used for the purposes agreed upon in this contract, and shall not be diverted for other purposes, and it is guaranteed that the borrowings shall not be used to engage in equity investment or speculation in securities, futures, real estate, etc.; the borrowings shall not be used to engage in inter-enterprise borrowing and lending and other illegal activities restricted by the State; and that the borrowings shall not be crowded out or misappropriated in any other way.

11/32

4. Accept the Lender’s monitoring of the Borrower’s account and disbursement of the Borrowed Funds in accordance with Article 7 of this Contract.

5. The principal and interest of the loan shall be repaid in full and on time as agreed in this contract.

6. The debt under this contract may not be assigned in whole or in part to a third party without the written consent of the Lender.

7. Not to reduce the registered capital in any way; not to extend the period of contribution of registered capital without the written consent of the Lender.

8. The Borrower shall notify the Lender in writing at least 30 working days in advance and obtain the Lender’s written consent before the Borrower’s occurrence of any significant matters such as merger, demerger, transfer of equity interests, foreign investment, substantial increase in debt financing, etc., and shall actively implement the safeguards for the full and timely repayment of the principal and interest of the borrowings under the present contract as required by the Lender. The aforesaid material matters include but are not limited to:

(1) A material increase in debt financing, such as applying for a loan or indebtedness from a third party, such as a bank, or providing a loan to a third party, or guaranteeing a third party’s debt, which affects or may affect the repayment of principal and interest on the borrowed funds.

(2) Conducting major property rights changes and adjustments of business methods (including but not limited to signing joint venture and cooperation contracts with foreign businessmen, Hong Kong, Macao and Taiwan businessmen; withdrawing, closing down, stopping production, and transferring production; separating, merging, consolidating, or being merged; reorganizing, forming, or reconstructing into a joint-stock company for foreign investment; using fixed assets such as houses, machinery and equipment, etc., or intangible assets such as trademarks, patents, know-how, and land-use rights, etc., for equity participation in or investment in a joint-stock companies or investment companies, to lease, contract, joint venture, trusteeship and other ways of property rights, business rights transactions).

(3) A change in equity occurs up to 5% including, but not limited to, transfer of equity, trusteeship, escrow, and pledge.

9. The Borrower shall notify the Lender in writing within 7 working days from the date of occurrence or possible occurrence of the following circumstances, and actively implement the safeguards for the full and punctual repayment of the principal and interest of the borrowings under this Contract as required by the Lender:

(1) Significant financial loss, loss of assets or other financial crisis;

(2) In the event of closure of business, revocation or cancellation of business license, filing or being filed for bankruptcy, or dissolution;

(3) Its controlling shareholders and other affiliates experience a major crisis in their operations or finances that affects their normal operations;

(4) The Borrower’s legal representative, director or senior management personnel change, stay outside the country for a long period of time without a valid reason, or have serious negative news reports, which affects its normal operation;

(5) Changes in the guarantor’s equity interest up to 5% (including but not limited to equity transfer, trusteeship, escrow, pledge, etc.); and

12/32

(6) Significant connected transactions between the Borrower and its controlling shareholders and other affiliates that affect its normal operations;

(7) The occurrence of any litigation, arbitration, or criminal or administrative penalties that have material adverse consequences on its business or property condition;

(8) The occurrence of other significant events that may affect its solvency.

10. At the request of the Lender (which request is made with reasonable advance notice to the Borrower, unless the occurrence of an Event of Default or Potential Event of Default or specific circumstances make advance notice unnecessary), permit representatives of the Lender to engage in the following activities during normal business hours:

(1) Visiting the location where the Borrower conducts business activities

(2) Inspection of the Borrower’s premises, facilities, plant and equipment

(3) Access to the Borrower’s bookkeeping and all other records

(4) Inquire of employees, agents, contractors, and subcontractors of the Borrower who know or may know relevant information required by the Lender

11. At the request of the Lender, the Borrower shall require the project-related parties to sign general contracting contracts, take out commercial insurance, establish completion bonds, provide completion guarantees and performance bonds, etc., in order to minimize the risks during the construction period of the project.

12. According to the requirements of the Lender, the Borrower shall effectively diversify the risks during the operating period of the project by signing long-term supply and sales contracts, using financial derivatives, or providing funding gap guarantees by the sponsor.

13. The Borrower must sign for and return to the Lender any reminder letter or reminder document that the Lender sends to the Borrower or otherwise delivers to the Borrower.

14. The Borrower guarantees that the financial constraints are in accordance with the special agreement clause VIII of Article 24 of this Contract.

15. If the contract is terminated, repayment of the principal and interest on the loan, the penalty for breach of contract and the cost of realizing the claim (calculated in accordance with the calculation method agreed upon in this contract.

Article11 Declaration and Undertaking of the Borrower

The Borrower voluntarily makes the following statements and undertakings and assumes legal responsibility for the truthfulness of their contents.

I. Provide Lender with true, complete, and valid materials; all documented financial statements and other information provided by Borrower to Lender hereunder are true, complete, accurate, and valid, and consistently maintain all financial metrics required by Lender.

II. The Borrower undertakes to use the Borrowings for the purposes as agreed in this Contract, and not to divert them for other purposes or be used for any other purposes in violation of this Contract. Accept and cooperate with the Lender at all times in the management of payment of the Borrowings, post-loan management and related inspections, and cooperate with the Lender’s supervision and inspection of the Borrower’s use of the Borrowed Funds and of the Borrower’s production and operation, financial activities, assets and liabilities, bank deposits, cash inventory, and the inventory or any other requirements that the Lender deems necessary or appropriate;

III. Obtaining the consent of the Lender before making foreign investments, materially increasing debt financing, and carrying out significant matters such as mergers, demergers, equity transfers, foreign investments, and materially increasing debt financing.

13/32

IV. Agree that the Lender has the right to recover the loan early depending on the return of the Borrower’s funds;

V. The Borrower shall promptly notify the Lender in the event of a material adverse event affecting solvency, in the event of any of the following circumstances.

1. Changes in the Borrower’s or guarantor’s articles of incorporation, scope of business, registered capital, and legal representative.

2. Borrower’s events of default under other contracts

VI. The Borrower will not dispose of its own assets in such a way as to reduce its solvency, and the total amount of external guarantees and the amount of individual guarantees will not exceed the limits set out in its articles of association.

VII. The Borrower is a legal entity established and validly existing under the laws of the People’s Republic of China with full capacity for civil behavior The Borrower undertakes to provide relevant proofs, licenses, certificates and other documents required by the Lender in accordance with the Lender’s requirements.

VIII. The Borrower has sufficient capacity to fulfill all its obligations and liabilities hereunder and is not relieved or exempted from its liability for liquidation by any instruction, change in financial condition, or any agreement with any entity.

IX. The Borrower has signed this Contract in full compliance with the Borrower’s Articles of Association, internal decisions and resolutions of the shareholders’ meeting and the Board of Directors, and undertakes that such internal decisions and resolutions of the shareholders’ meeting and the Board of Directors are in full compliance with national laws and regulations and the Articles of Association of the Borrower, and are not invalid, invalid or revocable. This Contract does not conflict with or contradict any of the Borrower’s articles of association, internal decisions, resolutions of the shareholders’ meeting and board of directors, or the Borrower’s system.

X. The signing and performance of this contract is based on the true meaning of the Borrower. The borrowing project and its borrowing matters are in compliance with the requirements of laws and regulations, and the signing and execution of the said contract does not violate any laws, rules, regulations or contractual agreements binding on the Borrower This contract is legally valid and enforceable, and if this contract is invalidated due to the Borrower’s defective rights in signing and executing it, the Borrower will immediately and unconditionally compensate for the Lender’s total loss.

XI. Whether before or after the signing of this Contract, if the Borrower submits any documents relating to a specific transaction to the Lender for review, the Borrower guarantees the authenticity of all the documents, the Lender will only review the surface form of the transaction documents, and the Lender will neither be involved in, nor aware of, nor assume any responsibility for, the substance of the specific transaction engaged in by the Borrower.

The Borrower has signed this Contract in full compliance with the Borrower’s relevant articles of association, internal decisions and resolutions of the shareholders’ meeting and board of directors, and undertakes that such internal decisions and resolutions of the shareholders’ meeting and board of directors are in full compliance with national laws and regulations and the Articles of Association of the Borrower, and are not invalid, untenable or revocable. This Contract also does not conflict with or contradict any of the Borrower’s articles of association, internal decisions and resolutions of the shareholders’ meeting and board of directors, as well as the Borrower’s system.

14/32

XII. The Borrower confirms that, except for the circumstances that have been disclosed to the Lender in writing, the Borrower has not concealed any of the following events that have occurred or are about to occur that would be likely to cause the Lender to withhold its consent to the granting of the Borrowing under this Contract.

(a) Debts, contingent liabilities assumed by the Borrower, including, but not limited to, mortgages, pledges, liens, and other debt encumbrances created on the Borrower’s assets or proceeds that are disclosed to the Lender at the end of any such disclosure.

(b) Significant disciplinary, illegal, or claimed events involving the Borrower or key management personnel of the Borrower .

(c) An event of default by the Borrower on a contract of indebtedness between the Borrower and any other creditor.

(d) Borrower has not had and does not have any litigation, arbitration or administrative penalty pending or, to the knowledge of Borrower, threatened against it or its property, and no liquidation or winding-up or other similar proceeding has occurred against Borrower, either on its own initiative or at the instance of a third party.

(e) Other circumstances that may affect the Borrower’s financial condition and solvency.

XIII. Provide a full and effective guarantee recognized by the Lender or other acceptable guarantee that the Lender considers appropriate. If the guarantee under this contract involves real estate mortgage, the Borrower shall promptly fulfill its obligation to inform the Lender when it becomes aware of the information that the mortgaged house will be demolished and relocated; in the case of demolition and relocation of the mortgaged house, for the form of compensation by way of property rights exchange, the Lender has the right to require the Borrower to settle the debt in advance or to reset a new mortgage and enter into a new mortgage agreement, and after the original mortgaged real estate has been extinguished and the registration of the new mortgage has not yet been processed, the Guarantees shall be provided by secured parties with guarantee conditions; for demolished real estate in the form of compensation, the Borrower is responsible for requesting the mortgagor to continue to provide guarantee for the main claim by opening a special account for security deposits or certificates of deposit.

XIV. The Borrower shall not reduce the registered capital in any way. The debt under this contract shall not be assigned partially or completely to a third party without the prior written consent of the Lender. Before the debts under this contract are fully settled, the Borrower shall not settle any debts with other creditors (except other branches of Qishang Bank) in advance without the prior written consent of the Lender.

XV. Before the debts under this contract are fully discharged, the project loan and the Borrower’s own or self-financed project construction funds can only be used for the development and construction of the project, and shall not be withdrawn or misappropriated for any reason or in any form.

XVI. If any litigation or arbitration or other dispute arises between the Lender and the Borrower or any third party related to the Borrower as a result of the performance of the Lender’s obligations hereunder, resulting in the Lender being forced to be involved in a dispute between the Borrower and any third party, any litigation or arbitration costs, attorneys’ fees and other expenses paid by the Lender as a result thereof, shall be borne by the Borrower.

XVII. The Borrower undertakes to accept the Lender’s monitoring of the use of the credit funds. As a result of the settlement business under this Contract, the borrowings shall all be handled through the settlement account opened with the Lender. The loan disbursement account shall be used exclusively for the disbursement of loans and payment of funds as agreed in this contract, and shall not be used for other purposes such as payment or settlement of funds other than those agreed in this contract. The loan disbursement account, the repayment reserve account and the project income account shall not be opened for the external payment function of online banking.

15/32

XVIII. The Borrower promises that the information it discloses in the National Enterprise Credit Information Disclosure System is true, complete, legal and effective promises to continuously agree to the Lender’s query of the information in the system that the enterprise chooses to disclose and does not disclose. If the Lender requires capital verification, the Borrower agrees to carry out capital verification in accordance with the Lender’s requirements and provide the capital verification report issued by a professional organization.

XIX. The Borrower hereby declares and authorizes that; the Lender has the right to conduct necessary investigations on the creditworthiness of the Borrower in accordance with national laws and regulations and relevant policies, including to the credit database or relevant units established with the approval of the People’s Bank of China and the competent authority for credit collection.

The Department inquires about the credit status of the Borrower and consents to the Lender’s provision of the Borrower’s information to the credit databases established with the approval of the People’s Bank of China and the Department in charge of credit collection. The Lender may also reasonably use and disclose the Borrower’s information for its business needs.

XX. In the event that the Borrower defaults under this Contract, or in the event of circumstances that may jeopardize the Lender’s ability to realize its claim, the Lender shall have the right to demand that the Borrower’s shareholders’ obligation to contribute capital accelerate its expiration date, and the Borrower undertakes that its shareholders shall contribute capital in a timely manner as required by the Lender. The Lender has the right to request the Borrower and its shareholders not to pay dividends. The Borrower’s debts to the Lender shall have priority over the Borrower’s shareholders’ loans to the Borrower and shall be no less favorable than other creditors’ debts of the same kind; and the Borrower shall not return the Borrower’s shareholders’ loans to the Borrower from the effective date of the Contract until the principal and interest of the Loan and the related expenses under the Contract have been paid off.

XXI. The Borrower shall not distribute dividends or bonuses in any form to its shareholders in the event that the net profit after tax for the relevant fiscal year is zero or negative, or the profit after tax is insufficient to cover the cumulative losses of the previous fiscal years, or the profit before tax has not been utilized to settle the principal, interest and expenses of the Borrower that are due to be settled during the fiscal year or the profit before tax is insufficient to settle the principal, interest and expenses of the next period.

XXII. In connection with the borrowings hereunder, the Borrower shall provide the Lender with terms of security, pricing of the interest rate on the borrowings, the order of repayment of the debt, and other terms of the borrowings, which shall not be less favorable than those now or in the future granted to any other financial institution.

XXIII. The Borrower undertakes that the transaction background of this borrowing business is real and legal and has not been used for illegal purposes such as money laundering and terrorist financing.

XXIV. The Borrower hereby irrevocably undertakes that in the event that the Borrower violates any of the agreed obligations under this Contract, the Lender may report and disclose the information of the Borrower’s default and breach of trust to the People’s Bank of China and its credit collection agencies and credit collection systems established or approved by the People’s Bank of China, or to the Banking Association, banking and insurance supervisory authorities or other administrative/tongfa/supervisory departments and their information management systems established or approved by them, or to the news media and the like.

16/32

The Borrower also irrevocably authorizes the relevant banking association to share the Borrower’s default information among banking financial institutions and even make it public through appropriate means.

The Borrower is aware that the Lender has the right to take measures in accordance with this Contract, and that the Lender has the right to take, or the Lender and other banking financial institutions have the right to jointly take, joint default disciplinary rights protection measures such as reducing or stopping the granting of credit, stopping the opening of a new settlement account, and stopping the Borrower’s legal representative/the Borrower from obtaining a new credit card.

XXV. The Borrower declares that at the time of the conclusion of this Contract, it has not violated any laws, rules and regulations on environmental protection, energy conservation, emission reduction and pollution reduction, and undertakes that after the conclusion of this Contract, it will also strictly abide by the laws, rules and regulations on environmental protection, energy conservation, emission reduction and pollution reduction; the Borrower declares that it guarantees to strengthen the environmental and social risk management and undertakes to accept the supervision of the Lender. If the Borrower’s aforesaid declaration is false or the aforesaid undertaking is not fulfilled, or if the Borrower may incur the risk of energy consumption or pollution, the Lender shall have the right to stop the issuance of the Borrowing or declare the early maturity of the principal and interest of the Borrowing, or take other remedies as agreed in the Contract or as permitted by the law.

Borrowers who are clients involved in significant environmental and social risks submit their environmental and social risk reports to the Lender.

XXVI. The project has been approved by the competent national authorities, and all approval procedures are complete, compliant, legal and effective.

XXVII. The Borrower undertakes that the financial indicators will continuously comply with the requirements of Clause 8 of the Special Agreement in Article 24 of this Contract.

XXVIII. Unless there is certain evidence to the contrary, the Lender’s account entries relating to the principal, interest, fees and repayment records, as well as the documents and vouchers produced or retained by the Lender in the course of the Debtor’s handling of withdrawals, repayments, interest payments and other operations, and the Lender’s records and vouchers of collection shall constitute conclusive evidence of effective proof of the relationship between the debtor and the creditor under the Main Contract, and the Borrower shall not object to the aforesaid entries, documents and vouchers are unilaterally made or retained by the Lender, and the Borrower shall not object to such records, documents and vouchers.

XXIX. Borrower agrees that the business of borrowing hereunder is subject to the rules and customs and practices of Lender.

XXX. Borrower agrees that the business of borrowing hereunder is subject to the rules and customs and practices of Lender.

17/32

Article 12 Early collection of loans

I. During the period of borrowing, if one of the following circumstances occurs to the Borrower or the guarantor (including the guarantor or the mortgagor or the pledgor, hereinafter the same), the Lender shall have the right to decide unilaterally to stop paying the Borrower’s unused borrowing and to recover part or all of the principal and interest of the borrowing in advance, and in the case of borrowing repaid in installments, if the Lender collects the loan in advance in respect of a certain installment of the borrowing according to the agreement of the present contract, the other outstanding borrowing shall be regarded as having been expired in advance:

(a) Providing false materials or concealing material business and financial facts, and any of the certificates and documents submitted to the Lender in connection with any of the certificates and documents and the representations and undertakings in Article 11 hereof are proved to be untrue, inaccurate, incomplete, or intentionally misleading;

(b) Changing the purpose of the loan without the consent of the Lender, misappropriating the loan or using the loan to engage in illegal or irregular transactions;

(c) Utilizing false contracts with related parties and discounting or pledging claims such as notes receivable and accounts receivable with no actual trade background to Lenders to obtain funds or credit from Lenders;

(d) Refusing to accept the Lender’s supervision and inspection of the use of its credit funds and related business and financial activities;

(e) The occurrence of major events such as mergers, demergers, acquisitions, reorganizations, equity transfers, foreign investments, and substantial increases in debt financing, which in the opinion of the Lender may affect the security of the borrowings;

(f) Intentional evasion of the Lender’s claim through a related transaction;

(g) Deterioration in creditworthiness and a significant weakening of solvency (including contingent liabilities);

(h) If the Borrower or the Affiliate of the Borrower and the Guarantor or the Affiliate of the Guarantor are in a situation of cross-default as agreed in Article 15 of this Contract;

(i) The Borrower fails to repay the principal of and interest on the loan under this contract on time;

(j) The Borrower ceases to pay its debts or is unable or represents that it is unable to pay its debts as they fall due;

(k) The Borrower ceases to operate, goes out of business, is declared bankrupt, is dissolved, has its business license revoked, is sprung, or has deteriorated in financial condition;

(l) The Borrower fails to fulfill the obligations agreed in Articles 10 and 13 hereof and other obligations agreed herein, or the Guarantor fails to fulfill the obligations agreed in the Guarantee Contract;

(m) The value of the collateral or pledge used to secure the loan has been or may be significantly reduced, or the rights pledged must be realized before the maturity of the loan;

(n) The fulfillment of the obligations under this contract has been or may be affected by the unusual change, disappearance or legal investigation or restriction of personal freedom of the legal representative, individual major investor, director, supervisor or senior management of the Borrower or the Guarantor by the judicial authorities in accordance with the law;

(o) The Borrower’s Guarantor or the Borrower’s Guarantor’s controlling shareholders, actual controllers or their associates are involved in material litigation, arbitration or other disputes, or their material assets have been seized, frozen, sequestered, enforced, or other measures of similar effect have been taken, which may jeopardize or impair the rights and interests of the Lender;

(p) An event otherwise agreed upon herein, or any other event that jeopardizes, impairs or is likely to jeopardize or impair the rights and interests of the Lender.

II. In the event of the above circumstances of early repossession, the Lender may unilaterally decide whether or not to grant the Borrower a certain period of grace. If the Lender grants a grace period to the Borrower, and the Borrower still fails to take remedial measures within the grace period or the remedial measures taken do not meet the requirements of the Lender, the Lender has the right to unilaterally decide on the early closing of the loan; or the Lender can directly decide on the early closing of the loan without granting a grace period to the Borrower.

III. In the event of early collection of the loan, the Lender shall have the right to take corresponding measures in accordance with paragraph II of Article 14 of this contract.

18/32

Article13 Borrower’s Obligation to Disclose Material Transactions and Significant Events to Lenders

I. The Borrower shall promptly report in writing to the Lender significant transactions and material events occurring to the Borrower.

II. If the Borrower belongs to a group of customers, the Borrower shall report 10% of the Borrower’s net worth to the Lender in a timely manner in accordance with the relevant regulations.

The above related transactions, including but not limited to:

(a) Affiliations of the parties to the transaction

(b) Transaction items and nature of transactions

(c) The amount or corresponding percentage of the transaction

(d) Pricing policy (including transactions with no or nominal amounts)

Article 14 Liability for breach of contract

I. Upon the entry into force of this contract, both the Borrower and the Lender shall fulfill the obligations agreed upon in this contract, and any party that fails to fulfill or incompletely fulfills the obligations agreed upon in this contract shall be liable for the corresponding breach of contract.

II. The Borrower fails to use the Borrowings for the purposes agreed in this Contract, fails to make disbursement of the Borrowings in the agreed manner, fails to comply with the declarations and undertakings, misrepresents the information in the documents such as the Telegraphic Borrowings, breaks through the agreed financial indexes, has a major cross-default event and other cases that do not fall within the scope of any of the provisions of this Contract, which specifically include, but are not limited to, the following circumstances.

(a) The Borrower is in a situation where the Borrower agrees to collect the loan early as stipulated in Article 12 of this Contract.

(b) The Borrower or the guarantor’s reasons for not completing the guarantee procedures agreed upon in this contract as promised.

(c) The Borrower fails to repay the amount due and payable in accordance with the repayment period agreed upon herein.

(d) If the Borrower provides the Lender with a false balance sheet or income statement or refuses to accept the Lender’s supervision of its use of the Borrower’s money and of its related production, business or financial activities, or if the Borrower, in making any of the factual representations herein, is untruthful, inaccurate or misleading in any material respect with respect to such factual representations.

(e) The Borrower expressly or by its own conduct indicates that it will not fulfill any of its obligations under this contract or other commitments or that the Guarantor is in breach of any of the obligations created for it in the Guarantee Contract.

19/32

(f) The Borrower has breached any of the undertakings and assurances given herein, or has breached any other agreement it has entered into with the Lender, or any contract or agreement it has entered into with another person as a party, or any undertaking or assurance it has given unilaterally, which constitutes a default with respect to any other debt or any other debt which has been declared to have accelerated in maturity by any other creditor, or which is likely to be declared to have accelerated in maturity.

(g) The Borrower fails to use the Borrowed Funds for the purposes agreed upon herein, or fails to withdraw and disburse the Borrowed Funds as agreed upon herein.

(h) The guarantee under this Contract has undergone changes unfavorable to the Lender’s claim, including but not limited to the guarantee contract or other means of guarantee not being in force, invalid, declared to be withdrawn, or the Guarantor appears to be partially or totally incapable of guaranteeing or expressly expresses its failure to perform the guarantee obligation, or the Guarantor violates any of the obligations or undertakings agreed upon in the guarantee contract or other undertakings, or the collateralized property or the pledged property is destroyed and lost, or the value is If the Borrower fails to provide new security as required by the Lender.

(i) Significant changes in the financial condition of the Borrower, or breakthroughs in the financial indicators agreed upon in this contract.

(j) If the Borrower uses lump sums or other means to avoid the requirement that withdrawals should be made using fiduciary payments.

(k) If the Borrower’s loan disbursement account or repayment account under this contract is frozen or seized by the relevant authorities, or if the Borrower is involved in litigation, arbitration, administrative penalties and other judicial and administrative procedures, which may adversely affect the Borrower’s performance of this contract.

(l) Failure of the Borrower to perform other debts as they fall due, transfer of property at a low price or without compensation, reduction of debts of third parties, negligence in the exercise of claims or other rights or in the provision of security for third parties.

(m) The Borrower has an Event of Default under another contract with the Lender or another institution of Qishang Bank.

(n) The termination of the Borrower’s business or the occurrence of a dissolution, liquidation or bankruptcy event.

(o) The fulfillment of the Borrower’s obligations under this Contract has been or may be affected by the unusual change, disappearance or legal investigation or restriction of personal freedom by the judicial organs of the Borrower’s major investor individuals, key management personnel.

(p) If there are large and unusual inflows and outflows of funds in the designated fund recovery account and the Borrower cannot provide explanatory materials acceptable to the Lender.

(q) The construction of energy-saving projects seriously lags behind, energy-saving technologies and equipment have serious defects, the main facilities or equipment stopping and reducing production leads to a significant drop in energy-using loads, the actual amount of energy saved is significantly lower than the predicted amount, and energy-saving proceeds cannot be returned to the designated account in a timely manner.

(r) The Borrower is involved in private usurious lending and borrowing, has taken out external guarantees or borrowed new debts without the consent of the Lender, and has suffered a serious deterioration in its main financial indicators.

20/32

(s) Other material adverse changes in the Borrower, other circumstances which, in the opinion of the Lender, may jeopardize the security of the claims hereunder, and which the Borrower is unable to remedy within the time required by the Lender.

Upon the occurrence of an Event of Default as set forth in the preceding paragraph, the Lender is authorized to take one or more of the following measures:

(a) Requirement of a deadline to cure the violation;

(b) Reduce, suspend or cancel, or terminate, in whole or in part, the credit line to the Borrower;

(c) Suspend or partially suspend or terminate, in whole or in part, the acceptance of the Borrower’s applications for drawdowns and other operations under this Contract and other contracts between the Borrower and the Lender; and suspend or cancel, in whole or in part, or terminate the issuance, disbursement, and processing of loans that have not yet been disbursed, and of trade financing that has not yet been processed;

(d) Requiring the Borrower to provide additional conditions for the granting and disbursement of the loan that meet the Lender’s requirements or eliminating the Borrower’s use of the loan on a “self-pay” basis:

(e) Unilateral decision to bring forward the maturity of all or part of the debt;

(f) Unilaterally terminate or rescind this contract and require the Borrower to settle the principal amount of the loan and interest on the loan, whether due or not, and to pay or compensate for the relevant losses:

(g) Require the Borrower to pay late penalty interest if the loan is overdue; require the Borrower to pay misappropriation penalty interest if the Borrower misappropriates the loan; and require the Borrower to pay compounded interest on unpaid interest (including interest before and after the maturity of the borrowing, misappropriation penalty interest and its late penalty interest);

(h) Require the Borrower to add or replace guarantors, collateral, and pledge rights;

(i) Enforcement or realization of rights under any security in respect of the borrowings, such as the exercise of a security right to require a guarantor to assume a guarantee, to require a guarantor to assume a guarantee, and so on;

(j) Without going through judicial procedures, directly debit the Borrower from any account opened by the Borrower at the Lender and all branches and subsidiaries of Qishang Bank, or entrust the bank where the Borrower’s account is opened to debit the Borrower’s account for the amount of money, including but not limited to the principal and interest of the borrowing (including the principal amount, interest, penalty interest, compound interest), default interest, etc., and require the Borrower to compensate for the losses caused to the Lender due to its default, including but not limited to the loss of litigation fees, attorney’s fees, notary fees, execution fees and other relevant costs due to the realization of the claim and the loss of litigation fees, attorney’s fees, notary fees, execution fees and other related costs; the Borrower agrees that the Lender has the right to decide the specific order of withholding, and if the currency of the money in the account is not the same as the currency of the borrowing, the Lender has the right to withhold the amount in the currency of the borrowing according to the mid-price converted to the currency of the borrowing as published by the Lender on the day of the withholding; in the event that any of the accounts agreed upon herein involves a product such as a financial product or a structured deposit, the Lender has the right to directly on behalf initiate redemption applications for the relevant products or take other necessary measures to ensure the smooth deduction of the said amount by the Lender.

21/32

(k) Filing a lawsuit, arbitration or applying to a notary public for the issuance of a certificate of execution to demand the Borrower to settle the principal and interest of the loan, and the costs of the creditor’s realization of the claim shall be borne by the Borrower.

(l) The Lender shall have the right to attach or place a lien or take such other measures as the Lender may deem fit on any movable or immovable property, tangible or intangible, of the Borrower which is under the control and possession of the Lender.

(m) The Lender has the right to report and disclose the Borrower’s default and breach of trust information to the People’s Bank of China and its credit bureaus and credit systems established or approved by the People’s Bank of China, or to banking associations, banking and insurance supervisory bodies or other administrative and judicial supervision and other departments and their information management systems established or approved by them or to the press, etc., and at the same time, it may take, or adopt jointly with other banking and financial institutions, measures to adjust down or stop the granting of credits, stop the opening of At the same time, it may take or jointly take with other banking financial institutions to reduce or stop credit granting, stop opening new settlement accounts, stop the Borrower’s legal representative Borrower’s new credit card, and other joint bad faith disciplinary measures to protect rights.

(n) Other measures provided for in laws and regulations or agreed in this Contract or deemed appropriate by the Lender.

III. If the Lender fails to provide the Borrower with the Borrower’s loan on the agreed date and in the agreed amount, which causes the Borrower’s loss, it shall compensate the Borrower for the direct economic loss caused by it, subject to the preconditions for drawdown and the conditions for disbursement of the borrowed funds as agreed in the present contract. But in any case, the Lender shall not be liable for any foreseeable or unforeseeable indirect losses incurred by the Borrower as a result.

IV. In the course of the fulfillment of this contract, if the materials provided by the Borrower are untrue, inaccurate, incomplete or otherwise defective, resulting in the Lender being entrusted with the payment of the wrong payment, the payment being untimely, the Borrower’s violation of the agreement of this contract to handle the payment on its own, or the formation of other losses, the Lender shall not be liable for any of them.

V. The Lender shall not be liable for any disputes over lending and payment or the formation of other losses due to the freezing of the account for the disbursement of the loan or the account of the person to whom the payment is to be made as agreed in this contract or for any other reason.

VI. The Lender shall have the right to take measures in accordance with paragraph 2 of this Article if any of the following events occurs to the guarantors (i.e., guarantor, mortgagor, pledgor) hereunder

(a) The guarantor fails to fulfill the agreement in the guarantee contract, or its creditworthiness deteriorates, or other events that diminish its guarantee capacity occur;

(b) The mortgagor has failed to fulfill the agreement in the mortgage contract, or has intentionally destroyed the collateral, or the value of the collateral is likely to be, or has been, significantly reduced, or any other event detrimental to the Lender’s mortgage right;

(c) The pledgor fails to fulfill the agreement in the pledge contract, or the value of the pledge has been or may be significantly reduced, or the pledged rights must be realized before the borrowing is liquidated, or any other event detrimental to the Lender’s right of pledge.

22/32

Article 15 Cross-default

Any of the following circumstances of the Borrower or the Affiliated Enterprises of the Borrower and the Guarantor or the Affiliated Enterprises of the Guarantor shall be deemed to be a simultaneous default of the Borrower in respect of this Contract, and the Lender shall have the right to collect the Loan in advance in accordance with the agreement of Article 12 hereof, and to demand that the Borrower shall bear the responsibility for the breach of the Loan in accordance with Article 14 hereof.

(a) Any borrowing, financing or indebtedness is or may become in default or is declared to be in early maturity.

(b) Any guarantee or similar obligation is outstanding, or the likelihood of its being outstanding exists.

(c) Failure to perform or breach, or the possibility of failure to perform or breach, of legal documents or contracts relating to guarantees of indebtedness and other similar obligations.

(d) Inability or impending inability to pay debts as they fall due or borrowings as they fall due.

(e) Declared or about to be declared bankrupt after legal proceedings.

(f) Transferring its assets or property to other creditors.

(g) Other circumstances that jeopardize the safety of the principal and interest of the loan under this contract.

Article 16 Continuity of obligations

All obligations of the Borrower hereunder shall be of a continuing nature and shall be fully and equally binding on its successors, agents, receivers, assigns and its subjects after merger, reorganization, change of name and the like.

Article 17 Accelerated Maturity Clause for Principal and Interest

Borrower agrees that upon Borrower’s failure to fulfill the representations and undertakings in Article 18 hereof, or upon Borrower’s failure to fulfill any of its obligations hereunder, the principal of and interest on Borrower’s borrowings (matured and unmatured) hereunder (including penalty and compound interest and the obligations of Borrower to Lender) shall become immediately due and payable.

Article 18 Priority subrogation

The Guarantor hereby specifically affirms that in the event that the Guarantor fails to assume the guarantee liability and the Guarantor itself does not have sufficient property to repay the Creditor, the Creditor shall be entitled to exercise its right of subrogation in priority with respect to any claims and its subordinate rights (including but not limited to security for claims, interest, defaulted damages), and any other property rights and interests owned by the Guarantor against a third party. The guarantor will voluntarily waive defenses against the creditor.

Article 19 Application of law, jurisdiction and settlement of disputes

I. The laws of the People’s Republic of China (for the purpose of this contract, the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan shall be excluded) shall apply to the conclusion, entry into force, fulfillment, cancellation, interpretation and settlement of disputes of this contract.

II. Any dispute arising out of or in connection with this contract may be resolved by negotiation between the parties or by other means, as agreed in Article 24 Special Agreement XI of this contract.

III. During the period of dispute, the provisions of this contract that do not relate to the disputed part shall still be performed.

23/32

Article 20 Exchange of documents, communications, notifications and service of documents

The Borrower confirms the specific agreement on the address of service in Article 24 of this Contract, and the Borrower agrees and confirms that any correspondence address of the Borrower is also a valid address of service, and the Borrower agrees and confirms that such address shall be used as the address for notification matters under this Contract and relevant legal documents of litigation, arbitration, notarization, etc. in the event of disputes (including, without limitation, all kinds of notices and documents from the contracting parties, the documents served by the court or arbitration tribunal). (including, but not limited to, all kinds of notices and documents of the contracting parties; legal documents of the litigation or arbitration trial, realization of the security right procedure and the execution stage, such as the indictment (or the arbitration application) and the evidence, the summons, the notice of responding to the indictment, the notice of proof, the notice of hearing, the order of payment, the judgment (award), the verdict, the conciliation, the notice of enforcement, the notice of deadline for fulfillment, and so on; the address of the notary public’s service of all kinds of notices and legal documents;

II. The period of time during which the address for service of process agreed in paragraph 1 of this article applies includes the non-litigation phase and all phases of the dispute after it has entered into arbitration or litigation proceedings, such as the first trial, the second trial, the retrial, the execution, the procedure for realizing the security right, the supervisory procedure and the notary public of the compulsory execution. If there is a change in the address of service, the borrower shall notify the lender in writing in advance (during litigation or arbitration, the arbitration tribunal or court shall also be notified in advance in writing, and the original notary institution shall also be notified in writing in the case of notarization of enforcement) to reconfirm the address of service and obtain the return receipt. If no prior notice is given, all notices or instruments sent by the Lender in accordance with the information contained herein shall be deemed to be served, and the relevant responsibility shall be borne by the Borrower.

III. Any notice or communication of any kind shall be deemed to have been served on the following dates provided that it is sent to the agreed address for service (or, if the address of the notice is changed, to the changed address):

(a) Mail (including express mail, ordinary mail, registered mail), the fifth working day after the date of mailing as the date of delivery; if the actual date of receipt is less than five working days, the actual date of receipt shall prevail.

(b) By facsimile or other electronic means of communication, the day of transmission shall be deemed to be the day of service.

(c) Personal service shall be deemed to have been effected on the day on which the addressee signs for it. If the addressee refuses to accept it, the person who serves the document may take photographs or videos to record the process of service and leave the document in place, which shall also be deemed to be the date of service.

If the Lender sends the notice by posting it on its website, online banking, telephone banking, mobile banking or business outlets, the date of posting shall be deemed to be the date of service. The Lender shall not be liable under any circumstances for any error, omission or delay in transmission by post, facsimile, telephone or any other communication system.

IV. If the service address provided or confirmed by the Borrower is inaccurate or untrue, or if the Lender and the arbitration institution, the People’s Court or the notary public are not notified in a timely manner of the change of the service address, resulting in the inability of actual service, the Borrower shall bear the corresponding legal consequences on its own and shall be deemed to have been effectively served.

(a) In the case of service by mail, the date of return of the document shall be deemed to be the date of service.

(b) In the case of personal service, the date of service shall be the date on which the person making the service notes the circumstances on the return of service on the spot.

(c) If served by electronic means, the date of service shall be the date of dispatch.

V. The two sides agreed that the two sides of the unit of the official seal, office seal, financial seal, contract seal, receiving and sending seal and are the name of the party notification or contact, service of legal documents, the effective seal of correspondence.

VI. This treaty shall be recognized as an independent provision of the contract and shall not be affected by the validity of this contract and the other provisions of the contract.

24/32

Article 21 Validity of contracts and other matters

I. This Contract shall come into effect upon the signatures and seals (or the special seal of the Contract confirmed by a document affixed with the official seal) or fingerprints of the contracting parties.

II. During the period of time when this Contract is in force, any forbearance, grace or delay in exercising the rights and interests enjoyed by the Borrower and the Guarantor hereunder granted by the Lender shall not jeopardize, affect or restrict all rights and interests that the Lender is entitled to in accordance with relevant laws and regulations and this Contract, and shall not be regarded as a waiver of the rights, interests and interests under this Contract, nor shall it affect any obligations of this Borrower under this Contract. waiver of rights and interests under this Contract, nor shall it affect any of the obligations of this Borrower under this Contract.

III. If changes in national laws and regulations, etc. result in the Lender’s fulfillment of its lending obligations as agreed in this contract not being in compliance with the laws and regulations or regulatory requirements, the Lender has the right to unilaterally terminate the contract and announce the early maturity of all the loans granted, and the Borrower shall immediately repay them as required by the Lender. The Lender shall not be liable for any legal responsibility if the Lender fails to perform or fails to perform as agreed in the Contract due to such reasons.

IV. If the loan is not disbursed or payment processed on time due to force majeure, communication or network failure, or system failure of the Lender, the Lender shall not be liable for any of the reasons, but shall notify the Borrower in a timely manner.

V. The Lender has the right to authorize or delegate other branches of Qishang Bank to perform its rights and obligations hereunder (including but not limited to authorizing or delegating other branches of Qishang Bank to sign the relevant contracts, etc.), or to transfer the loans hereunder to other branches of Qishang Bank to undertake the management of the loans, which is accepted by the Borrower, and the above acts of the Lender do not require the consent of the Borrower.

VI. The Borrower agrees that the Lender has the right to unilaterally reduce or cancel the unutilized borrowing amount under this Contract based on factors such as the Borrower’s production and operation situation, repayment situation and the credit status of other financial institutions. If the Lender decides to reduce or cancel the loan amount, it shall notify the Borrower five working days in advance, but it is not necessary to obtain the Borrower’s consent separately.

VII. If at any time any provision of this Contract is or is recognized as illegal, invalid or unenforceable in any respect the legality, validity or enforceability of the other provisions of this Contract shall not in any way be affected or impaired.

VIII. The headings in this contract are inserted for convenience only and shall not be used for the interpretation of this contract or for any other purpose.

IX. The two parties may modify the terms of the contract through equal consultation and sign a separate supplemental agreement as an annex to this contract, which is an inseparable part of this contract, and the loan note, application for withdrawal, etc. are also annexes to the contract and have the same legal effect as the main text of this contract.

The debit note or loan certificate is an integral part of this contract and has the same legal effect as this contract. In the event of any inconsistency between the amount of the loan, the term of the loan and the interest rate of the loan under this Contract and the record in the debit note or the loan certificate, the record in the debit note or the loan certificate shall prevail.

25/32

Article 22 Notarization and voluntary acceptance of enforcement

I. The two parties agree on whether or not to apply for notarization, as specified in Article 24, Special Agreement Clause IX of this contract.

II. The contract which has been notarized for compulsory execution has the effect of compulsory execution, and when the Borrower fails to perform or improperly performs the debt or when there are circumstances agreed by the Lender to realize the claim, the Borrower agrees that the Lender will apply to the notary institution for the issuance of a certificate of execution which has the effect of compulsory execution, and the Borrower voluntarily accepts the Lender’s compulsory execution measure of applying to the people’s court with jurisdiction with the said certificate of execution, and he is aware of the corresponding legal The Borrower undertakes not to raise any objection or defense.

III. The two sides agreed: the notary public issued a certificate of execution, the right to contractual agreement in accordance with the “documents, communications, notices and delivery of the terms of the statement, take the mail, telephone, fax, e-mail, microblogging, QQ, personal service and interviews, and so on, or any one or more ways of verification of the Borrower’s failure to perform or improper performance of the debt and other relevant facts of breach of contract, the use of telephone or In the case of verification by telephone or interview, the end of the interview or call shall be deemed to be service; the service date of verification by mail, fax, e-mail, cell phone SMS, WeChat, QQ, personal service, etc. shall be the date of service for the implementation of the contractual agreement on the terms of “document exchange, communication, notification and service”.

If the Borrower disagrees with the facts of default verified in the preceding paragraph, it shall, within five working days from the date of service, adduce evidence in writing and submit sufficient evidence to the notary public. If the evidence is not adduced by the due date or the notary believes that the evidence is insufficient to support his/her claim, the Borrower shall be deemed to have confirmed the fact of non-performance or improper performance of the debt and other relevant defaults, and shall agree to the notary’s issuance of a certificate of execution on the basis of the Lender’s application, and where the notary has otherwise stipulated the manner of verification and the period for adducing the evidence, such stipulation shall be implemented in accordance with that of the notary.

Article 23 Coverage of costs

I. All costs (including, but not limited to, litigation costs, arbitration costs, notary fees attorney’s fees, execution costs, property preservation costs, travel costs, appraisal costs, insurance costs, storage costs, registration costs, appraisal costs, auction costs, service costs, announcement costs, disposal costs, transfer costs, etc.) resulting from the Borrower’s violation of any of the provisions of this Contract shall be borne by the Borrower.

II. Each party shall bear its own taxes and fees (including but not limited to stamp duty) payable under this contract. Taxes and administrative fees, etc. imposed by the government or agencies exercising administrative functions (except for taxes and fees that the Lender is required by law to bear on its own), as well as notary’s fees, if any, and guarantee fees, if any, shall be borne by the Borrower.

III. For other costs, the specific agreement is set forth in Article 24, Special Agreement Clause X of this contract.

26/32

Article 24 Special terms of engagement

I. Statement of the contracting parties, confirmation of address for service

(a) Borrower

Name:Youxu New Energy Technology (Zibo) Co., Ltd.

Legal representative/responsible: Jia Fengyong

Address: XXXXXXX(handwritten)

Telephone:6120111	Zip code:255000

Designated addressee:Jia Fengyong	Facsimile reception: 6120111

E-mail address:	Mobile phone SMS receive:

F-QQ receive, number:	WeChat receive, number:

Borrower agrees and acknowledges that either of its mailing addresses is a valid address for service.

(b) Lender

Name:Qishang Bank Co., Ltd. Luzhong Branch

Legal representative/responsible:XXXXXXX(handwritten signature)

Address:XXXXXXX(handwritten)

Telephone: 2184558	Zip code:255000

II. Affiliated contracts (to be completed where applicable)

This contract is a subcontract of the Uniform Credit Contract/Agreement (i.e., the Master Contract) numbered Gong Shou 202184268 between the Lender and the Borrower. The amount of this loan is included in the credit limit under the Uniform Credit Contract/Agreement.

III. Currency, amount, purpose and duration of borrowing

(a) Currency and amount of the loan (as an optional addendum, please check √ to indicate that you choose to apply, or check x if you do not apply, as below).

☑ RMB (amount in capitals): 10 million yuan only

☐ Foreign Currency (Currency) (Amount in Capitals)

27/32

(b) Specific purposes of borrowing

This Borrowing is for the purpose of payments for technology improvement projects ,the specific uses of the borrowed funds therein are set forth below:

Specific uses of borrowed funds	Sum of money
1. Civil construction
2. Equipment	10 million yuan
3. Other

(c) The term of the loan is 36 months.

IV. Borrowing interest rate (refers to the annual interest rate, simple interest, the same below)

(a) Loan pricing basis (reference pricing rate): perform as per agreement First below.

First. LPR duration tranche

Second. SHIBOR month(s) duration tranche

Third. UIBOR month(s) duration tranche

Fourth. HIBOR month(s) duration tranche

(b) Borrowing rate pricing formula; plus or minus point variable pricing, where the borrowing rate = the loan pricing base plus 222 or minus (1 basis point = 0.01%, to the nearest 0.01 basis point).

(c) Borrowing interest rate adjustment method: according to the following type First agreement:

First: Fixed interest rate. The interest rate is determined B in the following manner

A. The borrowing rate is determined based on loan pricing benchmarks and pricing formulas at the actual date of disbursement, with the interest rate remaining constant for the duration of the borrowing period, and no interest is accrued on a segmented basis.

B. The agreed fixed interest rate is 6.87%, and the borrowing rate is determined according to the loan pricing benchmark and pricing formula on the date of signing the contract, and the value of plus or minus points in the pricing formula will be adjusted accordingly in case of adjustment of the loan pricing benchmark on the actual date of disbursement, and the annualized interest rate agreed in the contract will remain unchanged without designing the interest rate.

Second: Floating Interest Rate. The borrowing prime rate is determined based on the pricing formula on the actual date of disbursement and the interest rate adjustment date and the pricing formula determines the borrowing interest rate, which accrues in installments, and the interest rate adjustment date is implemented in the way as follows:

A. Floating period is /(monthly/quarterly/semi-annual/yearly/other period), and the interest rate adjustment date shall be the corresponding date of each full cycle from the actual date of loan disbursement, and the last day of the month shall be the corresponding date of the month if there is no corresponding date of the current month.

B. _____________.

(d) The loan pricing basis corresponding to the borrowings to be utilized in installments hereunder shall be determined by the prime rate on the actual date of disbursement (or the date of interest rate adjustment, if any) of each borrowing.

28/32

V. Drawdown and disbursement of loans

(a) Mode of Withdrawal

The Borrower shall make withdrawals at the First of the following times and in the following manner:

First, with a one-time withdrawal on December 10, 2021

Second, the borrowing and disbursement plan is as follows:

Withdrawal time	Withdrawal amount
Date:
Date:
Date:
Date:
Date:
Date:

(b) Borrowing Payment Methods

The loan hereunder shall be payable in the First following manner

First. Lenders entrusted to pay;

Second. Borrower self-disbursement.

(c) Borrowing Disbursement Account, Repayment Reserve Account, Project Income Account

1. Borrowing

Account:801102101421013814

2. Borrowing

Account: 801102101421013814

The Borrower guarantees that the percentage of cash flow from fixed asset investment projects or the Borrower’s income that goes into the repayment reserve account shall be no less than:

The average stock of funds in the account shall be not less than:

3. The Borrower designates the following account as the Project Revenue Account

Account:

(d) Receiving account information

The Borrower hereby unconditionally and irrevocably engages the Lender to make such Borrowing externally payable in accordance with the payment schedule set forth below.

Name of payee	Beneficiary account	Beneficiary bank account	currency type	sum of money
XXXXXXX (handwritten)	31050161383600001704	XXXXXXX (handwritten)	RMB	Ten million yuan only

VI. Settlement of loans and repayment of principal and interest

(a) Method of interest settlement

Loans under this contract shall be settled in the Second manner as follows:

First. The interest is settled monthly, and the settlement date is fixed on the 20th of each month;

29/32

Second. Interest is settled quarterly, with the settlement date fixed at the 20th day of the last month of each quarter;

Third. Other modalities:_____________

(b) Repayment of the principal amount of the loan

The principal amount of the loan hereunder shall be repaid in the First of the following ways:

First. Repayment of the principal amount of the loan in full and in one lump sum on the maturity date of the loan

Second. Repayment of the principal amount of the loan in installments; the principal repayment amount and the schedule are as follows

Repayment period	Repayment amount
June 30, 2022
February 31, 2022
Month 30, 2025
December 31, 2023
June 30, 2028
December 1, 2029

If the borrower needs to change the above repayment plan, the borrower must submit a written application to the lender 5 banking days before the maturity of the corresponding loan Repayment plan changes must be confirmed by both parties in writing.

Third. Alternative means of repayment of the principal amount of the loan______________

(c) Repayment of interest on borrowings

Repayment of interest on the loan shall be made in accordance with the agreement of the loan agreement of this contract.

First. The borrowing agreement of this contract Every (month/quarter-end month/half-year-end month/year-end month/other cycle) of the 21st is the interest payment date, the Borrower shall pay the current period of borrowing interest to the Lender on the interest payment date, if the last installment of the principal of the loan is not on the interest payment date, the last installment of the principal of the loan shall be the interest payment date, and the Borrower shall pay off the full amount of interest payable.

Second. The interest payment date for each installment shall be the corresponding day of the month/quarter/semi-annual/annual/other period (if there is no corresponding day of the month, the last day of the month shall be the corresponding day) starting from the date of the actual disbursement of the loan. The Borrower shall pay the interest for the current installment of the loan to the Lender on the Interest Payment Date, and shall settle the remaining principal and interest at the time of maturity of the loan.

Third. The first interest payment date shall be on the day of the first interest payment, and the corresponding day of every full (month/quarter/half-year/year/other cycle) from the first interest payment date (if there is no corresponding day of the month, the last day of the month shall be the corresponding day) shall be the interest payment date of each installment, and the Borrower shall pay the interest for the current installment of the Loan to the Lender on the interest payment date, and settle the remaining principal and interest at the time of the maturity of the Loan.

Fourth. Other modes of reimbursement

30/32

VII. Guarantee of borrowing

(a) No.: Gong Bao202184008 XXXXXXX(handwritten)

Name of Contract:XXXXXXX(handwritten)	Guaranteed by:XXXXXXX(handwritten)

(b) No.:

Name of contract:	Guaranteed by:

(c) No.:

Name of contract:	Guaranteed by:

(d) No.:

Name of contract:	Guaranteed by:

(e) No.:

Name of contract:	Guaranteed by:

(f) No.:

Name of contract:	Guaranteed by:

VIII. Financial constraint indicators

The Borrower undertakes that, until all the principal and interest of the Borrower’s loans and related expenses under this Contract are paid off, the Borrower’s financial indicators will always comply with the following agreements

IX. Enforcement notarization (select where applicable)

☑  Consent to the notarization of this contract to give it an enforceable effect

☑  This contract is not subject to enforcement notarization

X. Assumption of costs (select where applicable)

The parties agree to enter into the following costs to be borne by the Borrower

XI. Dispute resolution

The parties agree to settle the matter in the First way as follows:

First. Both parties agree to choose to ☐ Lender domicile of the people’s court with jurisdiction ☐ Lender head office domicile of the people’s court with jurisdiction to sue (for selective fill in, please hit √ indicates that you choose to apply, do not apply to hit x). Both parties agree to choose the small amount litigation procedure or summary procedure for trial, and the delivery of the relevant legal documents to the other party’s mailing address recorded in this contract by express mail (any change of this address shall be notified to the other party and the People’s Court in writing without delay), shall be deemed to be served;

Second. The arbitration shall be submitted to the Arbitration Commission (the place of arbitration shall be____) and shall be conducted in accordance with the arbitration rules of the Commission in force at the time of the application for arbitration. The arbitration award shall be final and binding on both parties. In the event of submission to arbitration, both parties agree that summary proceedings shall be chosen for the hearing, and the delivery of the relevant legal documents (including arbitration legal documents) shall be deemed to have been served when they are sent by express mail to the correspondence address of the other party as stated in the Contract (which address, if changed, shall be notified to the other party and to the Arbitration Commission in writing without delay).

31/32

Third. Other modalities:

XII. Number of contracts

This contract is executed in duplicate, one for the Lender and one for the Borrower, with equal legal effect.

XIII. Other amendments and engagements

If the financial subsidy policy changes, the treasury does not pay the subsidy in time, the Borrower’s loan is not included in the scope of the subsidy, the Borrower and the treasury because of the subsidy disputes and any other reasons that lead to the loan into the failure to receive the financial subsidy in a timely manner, then the Borrower should be paid in full on the date of payment of interest at the rate of interest on the loan as agreed upon by the two sides (including the part of the financial subsidy), if the Borrower fails to pay the interest in a timely manner, the overdue interest, penalties, compounding, and other costs incurred by the Borrower, the Borrower shall bear, and the Lender shall subsequently, if the financial subsidy is in place, remit the relevant amount to the Borrower to the Lender to the settlement account opened at the Lender.

The Lender has reminded the Borrower to make a full and accurate understanding of the terms of this Contract and has provided detailed explanations and clarifications at the request of the Borrower, and the Borrower has known and fully understood the meaning of the terms of this Contract and the corresponding legal consequences, and the two parties have the same understanding of the meaning of this Contract.

Borrower (official seal):Youxu New Energy Technology (Zibo) Co., Ltd.

Signature or seal of legal representative (person in charge) or authorized agent:Jia Fengyong (seal)

Lender (official seal):Qishang Bank Co., Ltd. Luzhong Branch

Signature or seal of legal representative (person in charge) or authorized agent:Xin Chengliang(seal)

Date of contract: December 13, 2021

32/32